Exhibit 99.1

RMG Acquisition Corp. Receives Notice of Noncompliance from the New York Stock Exchange

New York, August 19, 2019/ PRNewswire / -- RMG Acquisition Corp. (the “Company”) received written notice on August 15, 2019 from The New York Stock Exchange (the “NYSE”) that the Company is not compliant with Section 802.01B of the NYSE Listed Company Manual (the “Manual”), which requires the Company to maintain a minimum of 300 public stockholders on a continuous basis.

In accordance with the procedures set forth in Sections 801 and 802 of the Manual, the Company has been provided a period 45 days to respond with a business plan that demonstrates how the Company intends to return to compliance with the minimum public stockholders requirement within 18 months.

The Company expects to submit its business plan to the NYSE within the allotted time, advising of its plans for regaining compliance with the minimum public stockholders requirement within the allotted time. The Company’s units, common stock and warrants will continue to be listed and traded on the NYSE during the cure period, subject to the Company’s compliance with other continued listing standards. The notice does not affect the Company’s business operations or its Securities and Exchange Commission (“SEC”) reporting requirements.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's annual report filed on Form 10-K with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Philip Kassin
(212) 220-9503